For immediate release Financial Contact: John Anderson Knowles Investor Relations Email: Investorrelations@knowles.com Knowles Appoints Daniel J. Crowley to its Board of Directors ITASCA, Ill., July 26, 2022 — Knowles Corporation (NYSE: KN), a market leader and global provider of advanced micro-acoustic microphones and balanced armature speakers, audio solutions, and high performance capacitors and radio frequency products, today announced the appointment of Daniel J. Crowley as an independent director to the Company’s Board of Directors. His appointment expands the Board to 9 directors. Mr. Crowley is currently Chairman, President and Chief Executive Officer of Triumph Group, Inc., a global company that designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures. He served as Triumph’s President and Chief Executive Officer and as a director since 2016, and as its Chairman since 2020. Mr. Crowley has over 38 years of experience in the aerospace and defense industry. He previously served as a corporate Vice President and President of Integrated Defense Systems at Raytheon Company from 2013 until 2015, and as President of Network Centric Systems at Raytheon Company from 2010 until 2013. Prior to joining Raytheon Company, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors. “We are delighted to welcome Dan to Knowles’ Board of Directors. His extensive executive experience leading large, global manufacturing and industrial companies and his insights into the defense market will benefit Knowles as we continue to focus on higher value solutions and markets to enhance shareholder value,” said Don Macleod, chairman of the board of Knowles. Mr. Crowley will also serve as a member of the Compensation Committee of Knowles’ Board of Directors. About Knowles Knowles is a market leader and global provider of advanced micro-acoustic microphones and balanced armature speakers, audio solutions, and high performance capacitors and radio frequency (“RF”) products, serving the consumer electronics, medtech, defense, electric vehicle, industrial, and communications markets. Knowles uses its leading position in SiSonic™ micro-electro-mechanical systems ("MEMS") microphones and strong capabilities in audio processing technologies to optimize audio systems and improve the user experience across consumer applications. Knowles is also a leader in hearing health acoustics, high performance capacitors, and RF solutions for a diverse set of markets. Knowles’ focus on the customer, combined with unique technology, proprietary manufacturing techniques, and global operational expertise, enables it to deliver innovative solutions across multiple applications. Founded in 1946 and headquartered in Itasca, Illinois, Knowles is a global organization with employees in over a dozen countries. For more information, visit knowles.com.